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                                                                    EXHIBIT 99.1

                                                    CONTACT: RICHARD T. MARABITO
[NEWS RELEASE LETTERHEAD]                                CHIEF FINANCIAL OFFICER
                                                       TELEPHONE: (216) 292-3800
                                                             FAX: (216) 292-3974

           OLYMPIC STEEL TO CLOSE ITS OLP LASER WELDING JOINT VENTURE


     Cleveland, Ohio -- (January 20, 2006) Olympic Steel, Inc., (Nasdaq: ZEUS), a national steel service center, and United States Steel Corporation, today, jointly announced plans to close their Olympic Laser Processing (OLP) joint venture facility in Detroit, Michigan. OLP is a processor of laser welded steel blanks for the automotive industry. The OLP joint venture is fifty percent owned by Olympic Steel and fifty percent by United States Steel Corporation. OLP is expected to cease operations by the end of the first quarter of 2006.

     "Today's automotive business environment is challenging. The decision to close OLP was based upon the failure of the laser welded blank marketplace to develop as originally believed by the domestic auto industry," stated Michael D. Siegal, Chairman and Chief Executive Officer of Olympic Steel, Inc.

     Olympic Steel's fifty-percent interest in OLP is accounted for under the equity method. Closing the facility and liquidating its assets will result in Olympic Steel incurring a charge in its fourth quarter earnings results, which are expected to be released on or about February 15, 2006. Olympic Steel estimates the charge to be approximately $3.5 million before taxes, or approximately $.21 per fully-diluted share after taxes, which includes writing off its $1.3 million equity investment in OLP and covering an estimated $2.2 million of obligations as a several guarantor of fifty percent of OLP's senior secured debt. Despite the impact of the charge related to OLP, Olympic Steel currently expects its fourth quarter 2005 earnings to be approximately $.60 to $.70 per fully-diluted share, subject to completion of the year end audit.

     Founded in 1954, Olympic Steel is a leading U.S. steel service center focused on the direct sale and distribution of large volumes of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel products. Headquartered in Cleveland, Ohio, the Company operates 12 facilities. For further information, visit the Company's web site at http://www.olysteel.com.

     It is the Company's policy not to endorse any analyst's sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: the timing and outcome of OLP's efforts and ability to liquidate its assets; the impact of customer, supplier, and competitive factors on OLP's liquidation plans; general and global business, economic and political conditions; and the cyclicality and volatility within the steel and automotive industries. Please refer to the Olympic Steel's Securities and Exchange Commission filings for further information.